Exhibit 99.1

Arc Logistics Partners http://arcxlp.com

Arc Logistics Partners LP Announces Unitholder Approval of Merger

NEW YORK, December 18, 2017 (GLOBE NEWSWIRE) — Arc Logistics Partners LP (NYSE: ARCX) (“Arc Logistics” or the “Partnership”) announced that at the special meeting of the Partnership’s common unitholders held on December 18, 2017, the Partnership’s unitholders voted to approve the Purchase Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 29, 2017, by and among the Partnership, Arc Logistics GP LLC (“Arc GP”), Lightfoot Capital Partners, LP (“LCP LP”), Lightfoot Capital Partners GP LLC (“LCP GP” and, together with LCP LP, “Lightfoot”) and Zenith Energy U.S., L.P. and certain of its affiliates (together with such affiliates, “Zenith”), a portfolio company of Warburg Pincus, and the merger contemplated thereby. Approximately 99.38% of the Partnership’s common units represented in person or by proxy at the special meeting voted in favor of the approval of the Merger Agreement and the merger contemplated thereby, which represented approximately 81.12% of the Partnership’s total outstanding common units as of October 20, 2017, the record date for the special meeting.

Pursuant to the Merger Agreement, at the closing Zenith will acquire Arc GP, the general partner of the Partnership (the “GP Transfer”), and all of the outstanding common units in the Partnership (the “Merger” and, together with the GP Transfer, the “Proposed Transaction”). Under the terms of the Merger Agreement, all Arc Logistics common unitholders, other than Lightfoot, will receive $16.50 per common unit in cash for each common unit they own, which represents a premium of approximately 15% to the Partnership’s common unit price as of August 28, 2017 (which is the day prior to the announcement of the Merger). LCP LP will receive $14.50 per common unit in cash for the approximately 5.2 million common units held by it, and LCP GP will receive $94.5 million for 100% of the membership interests in Arc GP.

Subject to satisfaction of the remaining closing conditions, the parties currently expect to close the Proposed Transaction on or about December 21, 2017. The transaction is subject to (i) the closing of the purchase by Zenith and Lightfoot from EFS Midstream Holdings LLC of certain of the interests in Arc Terminals Joliet Holdings LLC, which indirectly owns among other things a crude oil unloading facility and a 4-mile crude oil pipeline in Joliet, Illinois, and (ii) the closing of the purchase by Zenith of a 5.5% interest (and, subject to certain conditions, an additional 4.2% interest) in Gulf LNG Holdings Group, LLC, which owns a liquefied natural gas regasification and storage facility in Pascagoula, Mississippi, from Lightfoot.

About Arc Logistics Partners LP

Arc Logistics is a fee-based, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of complementary energy logistics assets. Arc Logistics is principally engaged in the terminalling, storage, throughput and transloading of petroleum products and other liquids. For more information, please visit www.arcxlp.com.

Forward-Looking Statements

This communication contains “forward-looking statements.” Certain expressions including “believe,” “expect,” “intends,” or other similar expressions are intended to identify the Partnership’s current expectations, opinions, views or beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Additional information concerning factors that could cause the Partnership’s actual results to differ can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (the “SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016 and any updates thereto in the Partnership’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the Partnership’s definitive proxy statement filed with the SEC on October 30, 2017.

Among other risks and uncertainties, there can be no guarantee that the Proposed Transaction will be completed, or if it is completed, the time frame in which it will be completed. The Proposed Transaction is subject to the satisfaction of certain conditions contained in the Merger Agreement. The failure to complete the Proposed Transaction could disrupt certain of the Partnership’s plans, operations, business and employee relationships.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the forward-looking statements contained herein. Other unknown or unpredictable factors could also have material adverse effects on the Partnership’s future results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Investor Contact:

IR@arcxlp.com

www.arcxlp.com

212-993-1290